EXHIBIT 10.4

AMENDMENT TO
NONQUALIFIED STOCK OPTION AGREEMENT

WHERAS, the STERIS plc 2006 Long-Term Equity Incentive Plan, as Amended and Restated Effective August 2, 2016 (the “Plan”), authorizes the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) to amend the terms of any Plan award, except to reprice underwater stock options and Section 15 of each of the Agreements (as hereinafter defined) authorizes the Company to amend the Agreement to correct errors; and

WHEREAS, the changes specified in section 1 below are being made as a result of amendments made by the Compensation Committee and the changes specified in section 2 below are being made to correct errors in the original Agreement.

NOW, THEREFORE, each Nonqualified Stock Option Agreement (each an “Agreement”) evidencing a stock option grant made by the Company to an optionee on May 31, 2018 pursuant to the Plan is hereby amended as follows:

1.	Section 16 of the Agreement is amended and restated in its entirety to provide as follows:

16. Extended Option Exercise Periods. (a) Pursuant to Section 11 of the Plan, the Board hereby consents to the Optionee’s Qualifying Retirement if, at the time that the Optionee terminates service with STERIS, the Optionee satisfies the requirements of Section 11(b)(iii) of the Plan other than the requirement of the Board having consented thereto (which consent is hereby given). Notwithstanding Section 11(b)(i) of the Plan, for purposes of this Agreement and for purposes of the Option and the Plan provisions relating to this Agreement and the Option that use the term “Extended Exercise Period”, “Extended Exercise Period” means the period that begins on the date of retirement and ends on the expiration date of the Option. The foregoing provisions of this Section 16(a) and the provisions of Section 11(b) of the Plan shall not apply to this Option, and the Optionee shall not be deemed to have terminated employment in a Qualifying Retirement at such time as his or her employment terminates, if at the time of the grant of this Option the Optionee is a resident of the United Kingdom or the application of such provisions would otherwise violate applicable law because of the age requirement included in the Qualifying Retirement definition.

(b) Without limiting the foregoing and notwithstanding Section 11(b)(i) of the Plan, if the Optionee has at least twenty-five consecutive years of service at the time his Service Termination Date occurs, the Optionee shall be entitled to exercise the vested portion of this Option from time to time on any date during the period that begins on Optionee’s Service Termination Date and ends on the expiration of this Option (“Special Service Exercise Period”); provided, however, (i) if, at any time during the Special Service Exercise Period, the Optionee fails to remain in Good Standing, any portion of this Option then held by Optionee shall be forfeited and of no force or effect; and (ii) if the Optionee dies during the Special Service Exercise Period and while in Good Standing, the Option will thereafter be exercisable, to the extent exercisable by the Optionee on the date of the Optionee’s death, at the same times (for so long and only so long after the Optionee’s death) as if the Optionee had continued in the service of the Company through the date of the Optionee’s death.

EXHIBIT 10.4

(c) For the purposes of Section 16(b) hereof, the Optionee will cease to remain in “Good Standing” during his or her Special Service Exercise Period if the Optionee engages or has engaged in any Detrimental Activity or commits or has committed a material violation of any applicable provision of any Company policy or of any Evidence of Award or other agreement with the Company or a Subsidiary or if, at any time during the Special Service Exercise Period, he or she otherwise acts in a manner detrimental to the interests of the Company or any of its Subsidiaries, including but not limited to, if the Optionee is a Non-Employee Director, directly or indirectly materially competing with the Company or any of its Subsidiaries.

2.	Section 1 of the Agreement is amended and restated in its entirety to provide as follows:

1. Grant of Option. STERIS hereby grants to Optionee, as of the date (“Date of Grant”) set forth above and in the Acknowledgment and Acceptance Form accompanying this Agreement (“Acknowledgment”), an option (the “Option”) to purchase all or any number of an aggregate of the number of STERIS Ordinary Shares, par value ten pence per share, as previously disclosed to Optionee and as reflected in the records of STERIS as granted as of the Date of Grant, at an exercise price equal to 110% of the closing sales price per share of STERIS’s Ordinary Shares as of the Date of Grant and as reported on the New York Stock Exchange Composite Tape (the “Option Price”), upon and subject to the terms of this Agreement and the Plan.

3.	Capitalized terms used but not defined herein that are defined in or pursuant to the Agreement shall have the meaning provided in the Agreement.

4.	Except as otherwise provided herein, the Agreement shall remain in full force and effect and unmodified.

IN WITNESS WHEREOF, STERIS plc has caused this Amendment to Nonqualified Stock Option Agreement to be executed as of the 5th day of November, 2018.

STERIS plc
By:	/s/ J. Adam Zangerle
J. Adam Zangerle
Senior Vice President, General Counsel & Secretary